Exhibit 99.1





For Additional Information:
Ed L. Hutchins, 336-732-6387
ed.hutchins@wachovia.com
April 30, 2001

FOR RELEASE: Immediately

                      Wachovia to Resume Stock Repurchases

         Wachovia Corporation (NYSE: WB) announced today it will resume open market repurchases of its common stock under authorizations previously approved by the board of directors.
      The repurchases are expected to offset increased issuance of shares resulting from the completion of the merger with Republic Security Financial Corporation on March 1 and from stock option plans. Wachovia had 203.4 million shares at year-end 2000 and 210.3 million shares at March 31, 2001.
      Wachovia may utilize various methods for the repurchase of shares including, but not limited to, accelerated repurchase agreements with broker dealers and more traditional open market purchases.
         Wachovia Corporation, a leading financial holding company with headquarters in Winston-Salem, N.C., and Atlanta, had assets of $75.6 billion as of March 31, 2001. Member companies offer consumer and commercial banking, community development finance, bank card, asset and wealth management, capital markets and investment banking, brokerage and insurance services. Wachovia Bank, N.A., the principal subsidiary, operates more than 650 offices and 1,350 ATMs primarily in Florida, Georgia, North Carolina, South Carolina and Virginia.



This news release contains forward-looking statements regarding Wachovia Corporation. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission.